Exhibit 1

By-laws

As amended on May 4, 2018

ARTICLE 1 - LEGAL FORM

The Company Orange is a "société anonyme" (French corporation) governed by corporate law, subject to specific laws governing the Company, particularly French law no. 90-568 of July 2, 1990, as amended, and to these by-laws.

ARTICLE 2 - OBJECTS

The Company’s corporate purpose, in France and abroad, specifically pursuant to the French Postal & Telecommunications Code, shall be

-to provide all electronic communication services in internal and international relations;

-to carry out activities related to public service and, in particular, to provide, where applicable, a universal telecommunications service and other mandatory services;

-to establish, develop and operate all electronic communications networks open to the public necessary for providing said services and to interconnect the same with other French and foreign networks open to the public;

-to provide all other services, facilities, handset equipment, electronic communications networks, and to establish and operate all networks distributing audiovisual services, and especially radio, television and multimedia broadcasting services;

-to set up, acquire, rent or manage all real estate or other assets and businesses, to lease, install and operate all structures, businesses, factories and workshops related to any of the purposes defined above;

-to obtain, acquire, operate or transfer all processes and patents related to any of the purposes defined above;

-to participate directly or indirectly in all transactions that may be related to any of the purposes defined above, through the creation of new companies or enterprises, the contribution, subscription or purchase of securities or corporate rights, acquisitions of interests, mergers, partnerships, or any other means;

-and more generally, all industrial, commercial, Company and financial transactions, or transactions involving movable or fixed assets, that may be related directly or indirectly, in whole or in part, to any of the aforementioned corporate purposes, or to any similar or related purposes, or to any and all purposes that may enhance or develop the Company's business.

ARTICLE 3 - COMPANY NAME

The Company's name is "Orange".

ARTICLE 4 - REGISTERED OFFICE

The registered office is at 78, rue Olivier de Serres, 75015 Paris, France.

The board of directors is empowered to transfer the Company’s registered office, within the applicable statutory terms and conditions.

ARTICLE 5 - TERM

The Company was incorporated for a duration of ninety-nine years from December 31, 1996, barring early liquidation or extension.

ARTICLE 6 - SHARE CAPITAL

The share capital is 10,640,226,396 Euros, divided into 2,660,056,599 fully-paid up shares, each with a nominal value of four (4) euros.

2018 form 20-F / ORANGE - E-1

ARTICLE 7 - CHANGES TO THE CAPITAL

The share capital may be increased, decreased or amortized in accordance with applicable legal provisions.

ARTICLE 8 - THE PAYMENT FOR CASH SHARES

In the event of a share capital increase, cash shares, when applied for, shall be paid up in the minimum proportion provided for under the law. Partly paid up shares shall be registered shares until fully paid up. Payment of the remainder shall be made in one or several instalments, pursuant to a decision by the board of directors, within a maximum time-limit of five years as of the date of the final capital increase.

Applicants will be informed of calls for funds by certified mail with acknowledgement of receipt within fifteen days at least of the date set for each payment. Payments shall be made either at the registered office, or any other place designated for this purpose.

Should the shareholder fail to pay by the date set by the board of directors, any amounts due shall bear interest, ipso jure, at the legal rate of interest, as of the due date for payment, without prejudice to other statutory proceedings and penalties. In particular, the Company may force the sale of the securities that have not been paid up.

ARTICLE 9 - LEGAL FORMS OF THE SHARES

Shares are in either nominative or bearer form, as decided by the shareholders and subject to statutory provisions.

The company may at any time, including by request to the central depository that operates the account for issuance of its securities, use all statutory or regulatory provisions that allow it to identify holders of securities that confer immediate or future voting rights in its shareholders’ meetings, and to obtain information about the number of securities held by each of them and any restrictions that might be attached to the securities; this identification concerns in particular the holders of similar securities outside French territory.

In addition to the legal obligation to report to the Company of when the thresholds of 5%, 10%, 20%, 33⅓%, 50% and 66⅔% of the share capital or voting rights are crossed, any individual or legal entity, acting alone or in concert with others, who acquires directly or indirectly (as defined by Articles L. 233-7 et seq. of the French Commercial Code, a number of shares, voting rights or securities representing shares equal to 0.5% of the share capital or voting rights in the Company, must report the total number of shares, voting rights and securities giving rights to the share capital that such person or entity holds via registered mail with return receipt to the Company, no later than by the close of business on the fourth trading day following the day of the threshold crossing.

This declaration must be repeated in accordance with the conditions indicated above each time a new 0.5% threshold is reached or crossed, whether crossing above or below, for any reason whatsoever, including beyond the 5% threshold.

In the event of failure to comply with any of the provisions set forth above, the shareholder or shareholders in question shall be deprived of the voting rights attached to any shares or securities in excess of the thresholds, subject to legal provisions and limits, if one or more shareholders holding at least 0.5% of the share capital or voting rights so requests at a shareholders’ meeting.

ARTICLE 10 - TRANSFER AND PASSING ON OF SHARES

Shares are freely negotiable, subject to applicable legal and regulatory provisions. They shall be registered in a share account and are transferred by means of a transfer order from account to account.

ARTICLE 11 - RIGHTS AND OBLIGATIONS OF THE SHARES

Each share shall entitle its holder to a portion of the corporate profits and assets proportional to the amount of capital represented thereby. Furthermore, each share shall entitle its holder to vote and be represented in the shareholders' meetings in accordance with statutory rules and the provisions of these by-laws. Ownership of one share implies, ipso jure, adherence to the by-laws and the decisions of the shareholders' meeting.

The shareholders shall be liable for losses within the limits of their contributions to the Company’s capital.

The heirs, creditors, legal beneficiaries and other representatives of a shareholder may not place liens on the property or securities of the Company, nor request the division or public sale, nor interfere in the administration of the Company. For the proper exercise of their rights, they shall refer to the corporate records and to the decisions of the shareholders' meeting.

At times when ownership of several shares is necessary in order to exercise any right as in an exchange, grouping or allocation of shares, or as a consequence of a capital increase or decrease, merger or other corporate operation, the owners of isolated shares, or shares lower than the required amount, may only exercise the particular right on condition that the shareholder personally takes the required steps to group or, if applicable, purchase or sell the number of requisite shares.

2018 form 20-F / ORANGE - E-2

ARTICLE 12 - THE SHARES ARE INDIVISIBLE—USUFRUCT

1.The shares shall be indivisible with regard to the Company.

Joint owners of indivisible shares shall be represented at shareholders' meetings by either owned or by a single proxy. In the event of disagreement, the proxy shall be appointed by the courts at the request of joint-owner so petitioning.

2.The voting rights attached to the share shall belong to the usufructuary at ordinary shareholders' meetings, and to the bare-owner at extraordinary shareholders' meetings.

ARTICLE 13 - THE BOARD OF DIRECTORS

1.The company is managed by a Board of Directors comprised of at least twelve members and no more than twenty-two members, including:

-three directors representing the Company’s employees and the employees of its direct or indirect subsidiaries (pursuant to Article L. 225-27 of the French Commercial Code) whose registered offices are on French territory, including one representative for engineers, managers and related workers;

-one director representing employee shareholders (or contributors to a corporate mutual fund holding shares of the Company), appointed by the general meeting of shareholders.

In the event of a vacancy, as a result of death or by resignation, of one or more seats of directors appointed by the general meeting of shareholders, apart from the director representing employee shareholders, the Board of Directors may, between two general meetings, make appointments on a provisional basis subject to the approval of the next ordinary general meeting, within the limits and conditions provided by law.

2.The method of voting in order to fill each seat of director representing employees is the method provided in the applicable legal and regulatory provisions notably article L.225-28 of the French Commercial Code and decree no. 2004-977 dated 17 September 2004.

Specifically, elections shall be by:

-two-round election on a majority basis for the electoral college of engineers, managers and related workers;

-proportional voting by list on a plurality basis and without crossovers for the electoral college of the other employees.

All employees satisfying the conditions prescribed by law can vote and are eligible. Each candidacy for the election of the Board member representing the electoral college of engineers, managers and related workers shall include, in addition to the name of the candidate, the name of a substitute in the event of a vacancy for any reason. Each list of candidates for the election of representatives from the electoral college of other employees shall include at least four names.

The term of office for employee directors shall be four years.

Newly elected employee directors shall assume office upon expiry of the term of office of their predecessors.

The term of office of an employee director who himself ceases to be an employee shall cease as a result. The vacant seat is replaced as provided for in article L.225-34 of the French Commercial Code.

Elections shall be held such that a second vote may take place no less than fifteen days before the outgoing directors relinquish their office.

During each election, the board of directors shall establish the list of subsidiaries and arrange elections on a date allowing the time limits set out below to be observed.

2018 form 20-F / ORANGE - E-3

The time limits to be observed for each election are as follows:

-the date of the election is made public at least eight weeks before the vote;

-the list of electors is made public at least six weeks before the vote;

-candidacies shall be registered at least five weeks before the vote, it being specified that candidates must be members of the electoral college that they wish to represent;

-the list of candidates shall be made public at least four weeks before the vote;

-the documents needed for mail-in votes shall be sent at least three weeks before the vote.

If there are no candidacies in one of the electoral colleges, the corresponding seat(s) shall remain vacant until the next election of directors representing employees.

The vote can be expressed by electronic method and/or paper documents

When expressed on paper documents, the vote shall take place in the course of a single day, at the place of work and during normal working hours. However, the following persons are entitled to a mail-in vote:

-staff members who are expected to be absent on the day of the vote;

-staff members who are remote from the polling station to which they are assigned, by virtue of the nature or conditions of their employment;

-staff members working on sites where there is no polling station.

When expressed by electronic method and/or paper documents, the terms and procedures for the organization and conduct of the election of directors representing employees, which are not specified by applicable legal or regulatory provisions, or by these by-laws, shall be established by the board of directors, or by the Chairman of the Board acting upon delegation, as the case may be by implementing any Group agreement (accord de groupe) that would have been concluded in relation to this election, for companies within the perimeter set forth in the first sub-paragraph of 1 above.

3.The director representing the employee shareholders shall be appointed, pursuant to applicable legal and regulatory provisions and to the By-laws of the Company, by the shareholders’ general meeting upon a motion proposed by the shareholders referred to in Article L. 225-102 of the French Commercial Code.

A single application is proposed to the vote of the Shareholders’ Meeting. The applicant for the office of director representing the employee shareholders shall be appointed through a single consultation of all shareholders referred to in Article L.225-102 of the French Commercial Code, including the savings plan’s mutual funds of which more than one-third of the assets are composed of shares of the Company.

The conditions for the organization and conduct of this consultation, in particular with regard to the timetable for the appointment of the candidate, shall be decided by the Board of Directors or by delegation by its chairman.

Are eligible employees of the company or companies and groups related to it within the meaning of Article L. 225-180 of the French Commercial Code, who are employee shareholders or members of the Supervisory Board of one of the above mentioned savings plan’s mutual funds. Each candidate must present himself with the name of his/her substitute in case of vacancy.

The term of office of the director representing the employee shareholders and the terms and conditions of his/her office are identical to those of the directors appointed by the general meeting of the Shareholders in accordance with Article L. 225-18 of the French Commercial Code. However, in the event of a loss of the employee status, the director representing the employee shareholders is deemed to have automatically resigned and his/her mandate expires automatically.

In the event of any vacancy for any reason whatsoever of the director representing the employee shareholders, his/her successor shall immediately take up his/her position for the remaining term of office of his/her predecessor. In case of vacancy of the substitute, a new consultation within the conditions set by the By-laws will be organized in a timely manner.

4.In the event of a vacancy for whatever reason of one or more seats of directors representing the employees and for which replacement pursuant to Article L. 225-34 of the French Commercial Code has not been possible, the board of directors, duly composed of the remaining members, may validly meet and deliberate prior to the election of the new director(s) representing employees, who shall be considered as in office for the purposes of determining the minimum number of directors pursuant to paragraph 1 above. This procedure is also applicable in the event that the seat of the director representing the employee shareholders becomes vacant, for whatever reason.

5.The Board may appoint a secretary, who need not necessarily be a Board member.

2018 form 20-F / ORANGE - E-4

6.The term of office for directors shall be four years.

The duties of the directors, apart from those directors representing employees and, if applicable, the directors representing the French Government, shall cease at the end of the shareholders' meeting convened to approve the financial statements for the previous year, held during the year when their terms of office expire.

7.The shareholders' meeting shall set the directors’ attendance fees.

The board of directors, after express deliberation, shall be free to distribute this remuneration among the directors, subject to applicable legal and regulatory provisions.

Costs incurred by directors during their terms of office shall be reimbursed by the Company against documentary evidence.

8.Each director appointed by the shareholders' meeting (apart from directors representing employee shareholders or appointed on proposal of the French State) shall own at least one thousand shares in the Company.

9.The board of directors may call upon members of the Company, or individuals outside the Company, to assist at Board meetings without granting them a vote.

10.Individuals called upon to assist at Board meetings shall be bound by the same rules of discretion as the directors themselves.

11.The board of directors may appoint, on a motion proposed by its Chairman, one or more "observers" chosen from among the shareholders, whether individuals or legal entities, or from outside their number.

Their terms of office shall be set by the board of directors, but shall not exceed four years.

Observers can always be re-elected. The board of directors may terminate their appointment at any time.

In the event of an observer’s death, dismissal or surrender of office for any other reason, the board of directors may appoint a replacement for the remainder of said observer’s term of office.

Observers are called on to assist as observers at Board meetings and may be consulted by it or by its Chairman.

An observer’s office is unpaid. Nevertheless, the board of directors may authorize reimbursement of expenses which observers incur on behalf of the Company.

ARTICLE 14 - THE CHAIRMAN OF THE BOARD OF DIRECTORS - APPOINTMENT

The board of directors shall elect its Chairman from among its members who are natural persons. The Chairman shall be elected for the entire duration of his office as director and may be re-elected.

The age limit for carrying out the duties of Chairman of the Board of Directors is set at 70 years. If this age limit is reached during office, the Chairman of the Board shall be considered as having resigned from office.

ARTICLE 15 - BOARD MEETINGS

1.The board of directors shall convene as often as the Company’s interests so require, pursuant to notice from the Chairman or, in the event of an impediment to the Chairman, from the Lead Director, who may be appointed by the Board of Directors in accordance with its Internal Guidelines.

The meeting will take place at the registered office or at any other place indicated in the notice to convene. In principle, the notice to convene must be given at least five days in advance by letter, telegram, telex or fax. It must contain the agenda. In the event of an emergency meeting, the notice may be given immediately and by any means, including verbally.

Meetings of the board of directors shall be chaired by the Chairman of the board of directors or, in his/her absence, by the Lead Director and, if unable to do so, by the most senior director present.

2.The Board may not validly deliberate unless a quorum of at least half of its members are present or, as the case may be, are deemed to be present under the terms of (4) hereafter.

Decisions will be taken by a majority of members present, deemed to be present, or represented. In the event of a tie, the Chairman of the meeting shall cast the deciding vote.

3.An attendance sheet shall be kept which must be signed by the directors at the Board meeting and record, as the case may be, the participation of directors by means of videoconferencing or telecommunications. Board decisions shall be recorded in minutes drawn up in compliance with applicable legal provisions and signed by the Chairman of the meeting and by one director or, if the Chairman of the meeting is unable to attend, by two directors. Copies or extracts of the minutes may be certified by the Chairman of the board of directors, the Chief Executive Officer, the Delegated Managing Director, the director temporarily delegated to the duties of Chairman or the holder of a power of attorney duly authorized for this purpose.

4.The board of directors, in accordance with statutory and regulatory requirements, may draw up internal guidelines fixing the terms and conditions under which directors who take part in a meeting of the Board by means of videoconferencing or telecommunications allowing their identification and assuring their actual participation, are deemed present, for calculating the quorum and the majority. The form and terms of application of these internal guidelines are set forth by decree.

2018 form 20-F / ORANGE - E-5

ARTICLE 16 - POWERS OF THE BOARD OF DIRECTORS

The board of directors shall determine the strategy of the Company’s activities and shall ensure its implementation. Subject to the powers expressly granted to the shareholders’ meetings and to the Chairman of the board of directors and within the scope of the corporate objects, the Board shall take up all questions related to the management of the Company and by its deliberations shall settle all related affairs.

The board of directors shall undertake such checks and verifications that it judges appropriate.

The board of directors may delegate these powers to any person it deems fit, even not belonging to the Company, either in France or abroad, within the limits of the law and the present by-laws.

ARTICLE 17 - POWERS OF THE CHAIRMAN OF THE BOARD OF DIRECTORS

The Chairman of the board of directors shall organize and direct the board’s work, which he shall report on to the general meeting. He shall ensure the proper functioning of the Company’s governing bodies and, shall ensure in particular, that the directors are able to carry out their duties.

In accordance with Article 29-1 and 29.2 of French law no. 90-568 of July 2, 1990, as amended, the Chairman of the board of directors shall have the power to appoint and manage the civil servants employed by the company.

ARTICLE 18 - GENERAL MANAGEMENT

General management of the Company shall be assumed under the responsibility of either the Chairman of the board of directors, who shall then assume the title of Chairman and Chief Executive Officer, or, if applicable, by another person appointed by the board of directors and bearing the title of Chief Executive Officer.

The board of directors shall decide between these two arrangements for the exercise of general management, and shall duly inform the shareholders and third parties according to the applicable regulatory conditions.

The decision of the board of directors relating to the choice of form of general management shall be made in accordance with the quorum and majority rules set forth in point 2 of article 15.

The arrangement selected - and any subsequent option - is only valid until the board of directors decides otherwise, acting under the same majority conditions; in any event, the board of directors must make a decision relating to the arrangement for the exercise of general management at the time it nominates or re-appoints its Chairman or at the time it nominates or re-appoints the Chief Executive Officer, if this position is separate from that of Chairman.

Where the board of directors elects to separate the positions of Chairman and Chief Executive Officer from that of Chief Executive Officer, it shall nominate the Chief Executive Officer from among its directors or from outside their number, set his term of office, determine his remuneration and, where necessary, any limitations to his powers.

The age limit for exercising the duties of Chief Executive Officer is set at 70 years. If the age limit is reached during office, the Chief Executive Officer shall be considered as having resigned from office.

The Chairman and Chief Executive Officer or, if applicable, the Chief Executive Officer, shall be granted the widest powers to act in any matter on behalf of the Company in all circumstances. He shall exercise his powers within the limits of the corporate purpose and subject to the powers expressly attributed by law to shareholders’ meetings, to the board of directors and, where the positions of Chairman of the board of directors and Chief Executive Officer are separate, to the Chairman of the board.

The Chairman and Chief Executive Officer or, if applicable, the Chief Executive Officer, shall represent the Company in its relations with third parties. The Company shall be bound also by actions of the Chairman and Chief Executive Officer or, if applicable, the Chief Executive Officer, which do not come within the corporate purpose, unless it proves that the third party knew that the action was outside of the limits of this purpose, or that the third party could not have not known this in view of the circumstances, it being specified that the mere publication of the by-laws does not constitute such proof.

2018 form 20-F / ORANGE - E-6

ARTICLE 19 - DELEGATED GENERAL MANAGEMENT

At the proposal of the Chairman and Chief Executive Officer or, if applicable, the Chief Executive Officer, the board of directors may appoint one or more individuals with the title of Delegated Managing Director(s), who shall be responsible for assisting the Chairman and Chief Executive Officer or, if applicable, the Chief Executive Officer.

The maximum number of Delegated Managing Directors is set at five.

The age limit for exercising the duties of Delegated Managing Directors is set at 70 years. If the age limit is reached during office the Delegated Chief Executive Officer shall be considered as having resigned from office.

In agreement with the Chairman and Chief Executive Officer or, if applicable, the Chief Executive Officer, the board of directors shall determine the extent and duration of the powers granted to the Delegated Managing Director(s).

With regard to third parties, the Delegated Managing Director(s) shall have the same powers as the Chairman and Chief Executive Officer or, if applicable, the Chief Executive Officer.

The board of directors shall determine the compensation of the Delegated Managing Directors.

If the Chairman and Chief Executive officer or, where applicable, the Chief Executive Officer, ceases to exercise, or is prevented from exercising, his duties, the Delegated Managing Directors shall, except where otherwise decided by the board, remain in office and retain their duties until appointment of the new Chairman and Chief Executive Officer or, where applicable, of the new Chief Executive Officer.

ARTICLE 20 - STATUTORY AUDITORS

The Company’s accounts shall be audited by two auditors appointed in conformity with the law and exercising their duties in accordance therewith.

Two deputy auditors shall be appointed to replace the official auditors in the event of refusal, prevention, resignation or death.

ARTICLE 21 - SHAREHOLDERS' MEETINGS

1.Shareholders’ meetings are composed of all shareholders whose shares are paid up and for whom a right to attend shareholders’ meetings has been established by registration of the shares in an account in the name either of the shareholder or of the intermediary holding their account where the shareholder is not resident in France, by 0:00 a.m. (Paris time) on the second business day preceding the meeting.

The shares must be registered within the time limit specified in the preceding paragraph either in an account in their own name maintained by the Company, or in the bearer share accounts maintained by the authorized intermediary.

If it sees fit to do so, the board of directors may distribute personalized admission cards to shareholders and require them to produce these cards at the meeting.

Shareholders participating via video-conferencing or other means of telecommunications contemplated by law and regulation that allow identification shall be deemed present for the calculation of quorum and majority of shareholders’ meetings.

The board of directors organizes, in accordance with legal and regulatory requirements, the participation and vote of these shareholders at the meeting, assuring, in particular, the effectiveness of the means of identification.

Any shareholder may, in accordance with legal and regulatory requirements, vote from a distance or be represented by any natural or legal person of its choice.

Shareholders may, in accordance with legal and regulatory requirements, send their vote or proxy, either by hard copy or via means of telecommunications, until 3 p.m. (Paris time) the day before the meeting. Transmission methods are set forth by the board of directors in the notice of meeting and the notice to attend.

Shareholders sending in their vote within the time limit specified under this section, by means of the form provided by the Company to shareholders, are deemed present or represented at the meeting.

The forms for sending in a vote or a proxy, as well as the certificate of attendance, can be completed in electronic format duly signed in the conditions specified by the applicable laws and regulations. For this purpose, the recording of the electronic signature on the certificate can be made directly on the Internet site established by the organizer of the meeting.

Shareholders who are not resident in France may be represented at a shareholders’ meeting by a registered intermediary who may participate subject to legal requirements.

2018 form 20-F / ORANGE - E-7

2.Shareholders’ meetings are convened by the board of directors, or, failing that, by the auditors, or by any person empowered for this purpose. Meetings are held at the registered offices or any other location indicated in the notice to convene.

Subject to exceptions provided by law, notices must be given at least 15 days before the date of the meeting. When the shareholders’ meeting cannot deliberate due to the lack of the required quorum, the second meeting and, if applicable, the second postponed meeting, must be called at least ten days in advance in the same manner as used for the first notice.

3.The agenda of the shareholders’ meeting shall appear in the notice to convene for meeting and is set by the author of the notice.

The shareholders’ meeting may only deliberate on the items on the agenda.

One or more shareholders representing the percentage of capital required by law, and acting in accordance with legal requirements and within applicable time limits, may request the inclusion of items or proposed resolutions on the agenda.

An attendance sheet containing the information required by law shall be kept at each shareholders’ meeting.

Shareholders’ meetings shall be chaired by the Chairman of the board of directors or, in his or her absence, by a director appointed for this purpose by the board of directors; failing which, the meeting itself shall elect a chairman.

Vote counting shall be performed by the two members of the meeting who are present and accept such duties, who represent, either on their own behalf or as proxies, the greatest number of votes.

The officers shall name a secretary, who does not have to be a shareholder.

The mission of the meeting’s officers is to verify, certify and sign the attendance sheet, ensure the proper conduct of debates, settle any incidents occurring during the meeting, check the votes cast and ensure their legality and ensure that minutes of the meeting are drawn up.

The minutes shall be prepared, and copies or excerpts of the deliberations shall be issued and certified as required by law.

4.Ordinary shareholders’ meetings are those meetings called to make any and all decisions that do not amend the by-laws. An ordinary meeting shall be convened at least once a year within six months of the end of each financial year in order to approve the annual and consolidated accounts for the year in question or, in case of postponement, within the period established by court order.

On the first convocation, the meeting may validly deliberate only if the shareholders present or represented by proxy or voting by mail represent at least one-fifth of the shares entitled to vote. Upon the second convocation, no quorum is required. Decisions are made by a majority of votes held by the shareholders present, represented by proxy, or voting by mail.

Only the extraordinary shareholders’ meeting is authorized to amend any and all provisions of the by-laws. It may not, however, increase shareholder commitments, except for properly executed transactions resulting from a share consolidation.

Subject to the legal provisions governing capital increases from reserves, profits or share premiums, the resolutions of the extraordinary meeting shall be valid only if the shareholders present, represented by proxy or voting by mail represent at least one-fourth of all shares entitled to vote when convened for the first time, or one-fifth when convened for the second time. If the latter quorum is not reached, the second meeting may be postponed to a date no later than two months after the date for which it was called.

Subject to the same condition, the second meeting shall make decisions by a two-thirds majority of the shareholders present, represented by proxy, or voting by mail.

ARTICLE 22 - SHAREHOLDERS’ RIGHT TO OBTAIN INFORMATION

All shareholders are entitled to access the documents necessary to allow them to have full knowledge of relevant facts and make an informed judgment concerning the management and operation of the Company.

The nature of these documents and the conditions under which they are mailed or made available are set by law.

2018 form 20-F / ORANGE - E-8

ARTICLE 23 - FINANCIAL YEAR

The financial year is twelve months, beginning January 1 and ending December 31 of each year.

ARTICLE 24 - ANNUAL AND CONSOLIDATED ACCOUNTS

The board of directors shall keep proper accounts of corporate activities and draw up annual and consolidated accounts, in conformity with applicable laws, regulations and standards.

ARTICLE 25 - ALLOCATION OF RESULTS FROM THE ANNUAL ACCOUNTS

The income statement, which summarizes the income and expenses for the financial year, shows, after deduction of depreciation and amortization and provisions, the profit or loss for the year.

Of the earnings for the financial year less prior losses, if any, at least 5% is set aside to fund the legal reserve. This withdrawal ceases to be mandatory when the reserve reaches one-tenth of the share capital; it resumes when, for any reason, the legal reserve falls below this one-tenth figure.

Distributable profits consist of the profits for the year, less prior losses, plus the amounts to be placed in reserves as required by law or the by-laws, plus retained earnings. The shareholders’ meeting may withdraw from these earnings any sums it deems appropriate to allocate to any optional reserves or to carry forward to the next financial year.

Moreover, the shareholders’ meeting may decide to distribute sums taken from reserves at its disposal, expressly indicating the reserve items from which such withdrawals are made. However, dividends shall first be taken from the distributable earnings for the year.

Except in the case of a capital reduction, no distribution may be made to shareholders when shareholders’ equity is or would, as a result of such a distribution, be less than the amount of capital plus reserves which the law or the by-laws prohibit from being distributed. The re-evaluation variance may not be distributed; it may be incorporated, in whole or in part, into the capital.

ARTICLE 26 - PAYMENT OF DIVIDENDS

The terms and conditions for the payment of the dividends approved by the shareholders’ Meeting are determined by the shareholders’ meeting, or in lieu, by the board of directors. However, cash dividends must be paid within a maximum of nine months after the close of the financial year, unless extended by court order.

The ordinary shareholders’ meeting may grant each shareholder, for all or part of the dividends to be distributed, an option between payment of the dividends in cash or in shares, subject to legal requirements.

Interim dividends may be distributed before the approval of the financial statements for the year when the balance sheet established during or at the end of a financial year and certified by an auditor, shows that the Company has made a profit since the close of the last financial year, after recognizing the necessary depreciation and provisions and after deducting prior losses, if any, and the sums to be allocated to reserves, as required by law or the by-laws, and including any retained earnings. The amount of such interim dividends may not exceed the amount of the profit so defined. Subject to being previously authorized by the shareholders' meeting, the Board of Directors may propose to shareholders, for all or part of the interim dividends to be distributed, an option between payment of the dividends in cash or in shares, subject to legal requirements.

Dividends not claimed within five years after the payment date shall be deemed to expire.

ARTICLE 27 - LIQUIDATION

Subject to the applicable legal provisions, the Company shall be in liquidation from the time of its winding-up, however brought about. The general meeting of shareholders shall then decide on the method of liquidation and appoint the liquidator(s). The legal entity of the Company shall continue for the purposes of liquidation, until its definitive closure.

The Company shall, insofar as all other liquidation conditions and arrangements are concerned, abide by the applicable legal provisions, subject to the rights of its shareholders as set forth in these by-laws; specifically, after its liabilities have been discharged, any balance that may be available for distribution shall be divided equally between all of the shares.

ARTICLE 28 - DISPUTES

All disputes which may arise during the Company’s existence or its liquidation, either between the shareholders and the Company or among the shareholders themselves, concerning the business of the Company or the interpretation or implementation of these by-laws will be submitted to the jurisdiction of the relevant courts located in the jurisdiction where the Company's head office is situated.

2018 form 20-F / ORANGE - E-9